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        Public Affairs
        600 Grant Street
        Pittsburgh, PA 15219-4776
        412 433 6870                                          Exhibit (a)8

        NEWS

[LOGO OF USX]                                     Contact:  William E. Keslar
                                                            Don H. Herring
                                                            (412) 433-6870


        USX OFFER TO EXCHANGE FOR ITS 6.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK EXTENDED TO MAY 12


        FOR IMMEDIATE RELEASE
        ---------------------


              PITTSBURGH, April 29 -- USX Corporation (NYSE: MRO, X, DGP) said today that it has extended the deadline to exchange 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I, a Delware statutory business trust, for up to 6.7 million shares of its currently outstanding 6.50% Cumulative Convertible Preferred Stock.

              The offer has been extended to 12 midnight May 12, 1997.

              Approximately 3.9 million shares of the 6.50% Cumulative Convertible Preferred Stock were deposited in response to the exchange offer as of the close of business on April 28, 1997.


                                     -000-

        1997-4-29



Marathon Group
U.S. Steel Group
Delhi Group